Exhibit 10.11

ZIPREALTY, INC.

DIRECTOR COMPENSATION POLICY

     Non-employee directors of ZipRealty, Inc. (the “Company”) shall receive the following compensation for their service as a member of the Board of Directors (the “Board”) of the Company, commencing upon the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, with respect to the Company’s common stock:

Initial Option Grant for New Board Members

     Pursuant to the Company’s 2004 Equity Incentive Plan, an automatic grant of an option to purchase 50,000 shares of common stock of the Company (an “Initial Option”) shall be granted on or about the date such non-employee director first becomes a member of the Board, at an exercise price equal to the fair market value of the common stock on the date of grant. The Initial Option is subject to vesting over a period of three years in equal annual installments commencing on the date of grant, subject to the non-employee director’s continued service to the Company through the vesting dates. An employee director who ceases to be an employee, but who remains a director, will not receive an Initial Option.

Annual Option Grant for Continuing Board Members

     Pursuant to the Company’s 2004 Equity Incentive Plan, an automatic annual grant of an option to purchase 20,000 shares of common stock of the Company (an “Annual Option”) shall be granted to continuing non-employee directors on the date of each Company annual meeting of stockholders, beginning in 2005, at an exercise price equal to the fair market value of the common stock on the date of grant. The Annual Option for continuing Board members vests in full on the first anniversary of the date of grant, subject to the non-employee director’s continued service to the Company through the vesting date. A non-employee director will receive an Annual Option only if he or she has served on the Board for at least the preceding six (6) months.

Annual Cash Compensation

     Annual Retainer

     Each non-employee director shall be entitled to an annual cash retainer in the amount of $7,500 (the “Annual Retainer”). The Company shall pay such retainer on a quarterly basis, subject to the non-employee director’s continued service to the Company as a non-employee director on each such date.

     Additional Retainer for Board Committee Chairpersons

     In addition to the Annual Retainer, a non-employee director who serves as the Chairperson of a Board committee shall be entitled to the following annual cash retainer: (a) $10,000 for the Chairperson of the Audit Committee; (b) $5,000 for the Chairperson of the Compensation Committee; and (c) $5,000 for the Chairperson of the Corporate Governance and Nominating Committee. The Company shall pay the applicable retainer on a quarterly basis, subject to the non-employee director’s continued service to the Company as Chairperson of the applicable Board committee on each such date.

     Additional Retainer for Board Committee Members

     In addition to the Annual Retainer, a non-employee director who serves as a member, but not the Chairperson, of a Board committee shall be entitled to an annual cash retainer of $2,500 for such committee membership. The Company shall pay the applicable retainer on a quarterly basis, subject to the non-employee director’s continued service to the Company as a member of the applicable Board committee on each such date.

Provisions Applicable to All Non-Employee Director Equity Compensation Grants

     Each Initial Option and Annual Option shall be subject to the terms and conditions of the Company’s 2004 Equity Incentive Plan and the terms of the Stock Option Agreement issued thereunder. The descriptions of these grants set forth above are qualified in their entirety by reference to the 2004 Equity Incentive Plan and the applicable Stock Option Agreement issued thereunder.

Adopted June 18, 2004

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